EXHIBIT 23.8

[LETTERHEAD OF CONCORD CONSULTING GROUP]

Kent Couling
Morgan Stanley | Investment Banking Division
2725 Sand Hill Road | Suite 200 | Floor 02
Menlo Park, CA 94025

To whom it may concern:	November 16, 2004

We consent to the use in this Registration Statement of Stentor, Inc. on Form S-1 of information derived from our White Paper Analysis of Potential Savings to Institutions Using the Stentor System regarding the cost of film management appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.

Sincerely,

/s/ Philip G. Drew

Philip G. Drew